     Exhibit 10.1

AMENDMENT TO THE OFFER LETTER

Sleep Number Corporation (the “Company”) and Linda Findley are parties to an offer letter dated March 3, 2025 (the “Offer Letter”). The parties desire to amend the Offer Letter as provided in this Amendment (the “Amendment”) (the Offer Letter, as amended by this Amendment, is hereinafter the “Agreement”). Capitalized terms used herein and not otherwise defined have the meanings given them in the Offer Letter. For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Amendment and Restatement of the “special, one-time long-term incentive grant.” The paragraph and two accompanying bullets related to “a special, one-time long-term incentive grant with a total value of $10,000,000” is hereby replaced and restated in its entirety with a special, one-time long-term incentive grant of 724,114 shares of common stock of the Company set forth as follows:
Your offer includes a special, one-time long-term incentive grant of 724,114 shares of common stock of the Company. These shares represent approximately $10,000,000 in value at a notional share price of $13.81 (average 2024 share price). The grant date for your LTI awards will be on the 15th of the month following your start date. With an anticipated start date of April 7, 2025, the grant date would be April 15, 2025. The makeup of this award is:

•362,057 shares in a time-vested Restricted Stock Unit Award with a performance modifier (“RSU with Performance Modifier”) – Your RSU with Performance Modifier award will vest in three equal annual installments on each anniversary from the date of grant, subject to continued employment, the terms of the award, and a stock price performance modifier.

•362,057 shares in a LTI award in 50% Performance Stock Unit (“PSU”) Award and 50% time-vested Restricted Stock Units (“RSU”) – The PSUs will vest three years after the date of grant, subject to continued employment, the terms of the award, and a performance adjustment based on the Company’s performance and a total shareholder return (“TSR”) modifier for the three fiscal years from 2025 to 2027.

2. Addition of new paragraph. The following sign-on bonus is hereby added to the Agreement:

•Sign-on Bonus – You will receive a cash sign-on bonus of $2,500,000 (less applicable withholdings), which will be paid in three installments: first installment of $1,250,000 on April 15, 2025, the second installment of $625,000 on April 15, 2026, and the third installment of $625,000 on April 15, 2027, subject to continued employment; provided, however, that you agree to use the net proceeds of the first installment to buy, or enter into a trading plan to buy, shares of common stock of the Company on the open market during the first open trading window where you are able to do so consistent with the Company’s Insider Trading Policy. Notwithstanding the foregoing, in the event of a termination without cause or resignation for good reason (as defined in the Executive Severance Pay Plan as modified by the Offer Letter) any remaining installments shall be accelerated and paid within thirty (30) days of the qualifying termination or resignation subject to a six (6) month delay in payment only if necessary to avoid adverse tax consequences under Section 409A.

Except for the amendments stated in this Amendment, the remainder of the Offer Letter shall remain in effect as previously written.

This Amendment has been approved by the Board and shall be effective as of March 31, 2025.

Sleep well,

Phillip M. Eyler
Incoming Chair of the Board

Acceptance of Amendment:

/s/ Linda Findley
Linda Findley